Exhibit 99.1
INVESTOR RELATIONS CONTACT:
E. J. Bird
Senior Vice President and Chief Financial Officer
847-286-8700
FOR IMMEDIATE RELEASE:
December 7, 2018

SEARS HOMETOWN AND OUTLET STORES, INC. REPORTS THIRD QUARTER 2018 RESULTS

HOFFMAN ESTATES, Ill. - Sears Hometown and Outlet Stores, Inc. ("SHO," "our," "we," or the "Company") (NASDAQ: SHOS) today reported results for the quarter ended November 3, 2018.

Overview of Unaudited Results

Results for the third quarter of fiscal 2018 compared to the third quarter of fiscal 2017 included:

•	Net loss decreased $6.4 million to $4.5 million from $10.9 million

•	Loss per share decreased $0.28 to $0.20 loss per share from $0.48 loss per share

•	Comparable store sales decreased 0.2%

•	Adjusted EBITDA increased $3.6 million to $7.4 million from $3.8 million

Will Powell, Chief Executive Officer and President, said, “The $7.4 million in adjusted EBITDA we posted for the third quarter represented our best third quarter adjusted EBITDA results since our separation from Sears Holdings Corporation (“Sears Holdings”) in 2012. The quarter was also our third consecutive quarter, and our fifth in the last six quarters, with positive and improved adjusted EBITDA compared to the same period in the prior year. We were able to post these positive adjusted EBITDA results despite the distractions and headwinds associated with Sears Holdings Corporation's Chapter 11 bankruptcy filing on October 15, which had a negative impact on our results. Specific negative impacts detailed below totaling $1.7 million were included in our reported adjusted EBITDA for the quarter. Our comparable store sales were positive for the quarter through September but turned negative in October as product availability in our Hometown segment was significantly below normal levels leading up to and following the Sears Holdings bankruptcy filing. In addition, bankruptcy-related issues with some of Sears Holdings's transportation providers delayed getting product to customers. Since the initial impact from the Sears Holdings bankruptcy filing, transportation of product has returned to normal and inventory availability has improved but remains below normal levels. These improvements resulted from both Sears Holdings’s post-filing efforts and our activities.”

"We also saw a negative impact from claims that are considered to be prepetition claims in the Sears Holdings bankruptcy proceedings. Those claims primarily arose for funds due us at the time of the bankruptcy filing that were not subsequently paid to us. We have recorded a receivable of $1.2 million related to these claims. The receivable has been fully reserved due to the uncertain recovery of unsecured prepetition claims in the Sears Holdings bankruptcy proceedings."

“Sears Holdings's protection agreement issues also negatively impacted our third quarter results.  Sears Holdings issues the protection agreements that we sell.  Thirty-three states and Puerto Rico suspended sales of Sears Holdings's protection agreements by the end of October.  With no protection agreements to sell in these jurisdictions, our third quarter adjusted EBITDA results were negatively impacted by approximately $0.5 million, net of commissions paid to dealers and franchisees.  Sears Holdings has launched a third-party replacement program enabling us to resume protection agreement sales in some jurisdictions and their efforts are ongoing to have the replacement program authorized in the remaining jurisdictions.  Based on management's best estimate of the timing for resumption of protection agreement sales in the remaining jurisdictions, we estimate the total negative impact to our fourth quarter adjusted EBITDA results attributable to our inability to sell protection agreements in various jurisdictions for portions of the quarter will be approximately $4.0 million, net of commissions paid to dealers and franchisees.”

“We increased our borrowings late in the third quarter before Sears Holdings's anticipated bankruptcy filing to enhance our financial flexibility to deal with possible disruptions to our business that might be caused by the filing. To date, there have been no material disruptions to our normal operational cash flows. We ended the quarter with $43.2 million in cash and cash equivalents, including $34.3 million in additional borrowings that we could have repaid to reduce borrowings under our Senior ABL Facility.”

“Year-to-date, our adjusted EBITDA has improved by $23.6 million from last year. This improvement has been driven by our Outlet segment. Consistent with prior quarters, the improvement in Outlet has been driven by changes to our as-is appliance sourcing as well as lower promotional markdowns resulting from the pricing strategy change we made for as-is appliances in July 2017. For the third quarter of 2018, the first full quarter after the anniversary of the change, the Outlet business posted positive comparable store sales of 5.7%.”

We continue to implement our strategic plan to transform our business. Measurable progress is evident across many of our initiatives that serve to enable this change. Examples include:

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Changes to our as-is appliance sourcing as well as lower promotional markdowns led to margin improvement of 620 basis points in our Outlet segment. Additionally, the Outlet segment has had positive comparable store sales each month since July when we anniversaried the impact of the change in our pricing strategy. Due to the ongoing improvement in our Outlet business, we opened two new Outlet stores through the third quarter.

•	In the third quarter 2018 lease-to-own comparable sales increased 41.1% and leasing's share of total sales increased to 9.4%, up 281 basis points compared to the third quarter 2017.

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We opened two additional Buddy's Home Furnishings stores, bringing total openings to eight since January 2018. We opened all of these rent-to-own stores as a franchisee, enabling us to benefit from Buddy's extensive expertise and systems infrastructure in this business in which we own the inventory that we rent to our customers. Buddy's Home Furnishings is the third largest rent-to-own operator in the United States with over 330 locations nationwide.

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SearsHometown.com and SearsOutlet.com sales were up 115% and 47%, respectively, compared to third quarter 2017. SearsHometown.com balance of sales grew nearly 200 basis points compared to the third quarter 2017. SearsOutlet.com balance of sales grew nearly 300 basis points compared to the third quarter 2017.

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Commercial sales increased 26.4% compared to third quarter 2017. Our margin on commercial sales increased 28.4% as the margin rate improved by 28 basis points compared to third quarter 2017. Nearly 64% of stores are participating in this program in 2018, versus less than 47% last year.

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In the third quarter we completed the planned sale of our Newington, CT property, which generated proceeds of $2.8 million, net of closing costs and we recorded a gain on sale of approximately $1.3 million during the third quarter of fiscal 2018.

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In the fourth quarter we intend to make further progress on our store portfolio-optimization initiative by closing, or seeking the closure by dealers of, 80 to 100 stores in our Hometown segment. We have inventory investments in these stores of $28.0 million to $35.0 million and anticipate using proceeds from the liquidation of this inventory to pay down borrowings under our Senior ABL Facility. We believe these store closings will result in a one-time charge of between $4.5 million and $6.0 million in the fourth quarter, but will advance our efforts to reduce the growing losses in our Hometown segment and strengthen our balance sheet. A group of stores in our Hometown segment continue to provide an insufficient return for the capital we have invested in these stores and these stores, as a group, continue to generate negative adjusted EBITDA.  Despite our efforts to improve the performance of these unproductive stores through our business-improvement initiatives, these stores have not achieved the level of progress that many of our more profitable stores have achieved.  We will continue to actively seek to work with the dealers operating these unproductive stores to exit the business should they determine that is also in their best interests.  Underlying these unproductive Hometown segment stores is a base of more productive locations that are achieving significantly higher average store sales and adjusted EBITDA.

Third Quarter Performance Highlights

Consolidated comparable store sales decreased 0.2% in the third quarter of 2018. The lawn and garden category achieved a positive comp and outperformed the average comparable store sales. Tools, home appliances and mattress categories underperformed the average.

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Hometown segment comparable store sales decreased 3.4% in the third quarter of 2018. The lawn and garden category outperformed the average comparable store sales, posting positive comparable store sales for the quarter. Tools outperformed the average, and the home appliances and mattress categories underperformed the average.

•
Outlet segment comparable store sales increased 5.7% in the third quarter of 2018. The home appliances, tools, mattress, and furniture categories outperformed the average comparable store sales. The lawn and garden category underperformed the average.

Consolidated gross margin was $84.8 million, or 25.0% of net sales, in the third quarter of 2018 compared to $86.7 million, or 22.5% of net sales, in the third quarter of 2017. The gross margin rate improvement of 250 basis points mostly offset the volume-related decrease in gross margin. Closing store costs positively impacted gross margin by 29 basis points in the third quarter of 2018, compared to negatively impacting gross margin by 63 basis points in the third quarter of 2017.

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Hometown gross margin decreased $9.8 million, or 17.1%, to $47.6 million in the third quarter of 2018. Hometown gross margin rate improved by 30 basis points to 22.4%. The decline in gross margin dollars was driven by sales volume decreases. The increase in gross margin rate was primarily driven by reduced store closing costs, shrink favorability and lower occupancy costs. These increases were mostly offset by a reduction in gross margin on merchandise sales due to lower shared merchandise subsidies and cash discounts collected by Sears Holdings. The impact of closing store costs, shrink, and occupancy costs on the gross margin rate was a 44 basis points increase in the third quarter of 2018 compared to a 258 basis points decrease in the third quarter of 2017.

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Outlet gross margin increased $8.0 million, or 27.3%, to $37.2 million in the third quarter of 2018. Outlet gross margin rate improved by 620 basis points to 29.4% driven by higher margins on merchandise sales and lower occupancy costs.

Consolidated selling and administrative expenses decreased to $85.4 million, or 25.2% of net sales, in the third quarter of 2018 from $93.1 million, or 24.1% of net sales, in the prior-year comparable quarter. The dollar decrease was primarily due to lower expenses from stores closed (net of new store openings), lower commissions paid to dealers and franchisees on lower sales volume, and lower IT transformation investments. These reductions were partially offset by higher provisions related to franchisee notes receivables ($2.9 million in the third quarter of 2018 compared to $0.1 million in the third quarter of 2017), higher payroll and benefits due to a higher proportion of Company-operated stores, and higher marketing costs. IT transformation investments were $6.1 million, or 1.8% of sales, in the third quarter of 2018 compared to $7.8 million, or 2.0% of sales, in the third quarter of 2017.

We recorded operating losses of $1.6 million and $9.4 million in the third quarters of 2018 and 2017, respectively. The decrease in operating loss was due to lower selling and administrative expenses and a higher gross margin rate, partially offset by lower volume from closed stores.

We recorded a net loss of $4.5 million for the third quarter of 2018 compared to a net loss of $10.9 million for the prior-year comparable quarter. The decrease in our net loss was primarily attributable to the factors discussed above, partially offset by higher interest expense.

Consolidated adjusted EBITDA improved $3.6 million to $7.4 million in the third quarter of 2018 from $3.8 million in the third quarter of 2017.

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Hometown adjusted EBITDA decreased $5.1 million to a $4.4 million loss in the third quarter of 2018 from $0.8 million in the third quarter of 2017. The decrease was driven by lower volume related to closed stores, partially offset by a higher gross margin rate and lower selling and administrative expenses.

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Outlet adjusted EBITDA increased $8.7 million in the third quarter of 2018 to $11.8 million from $3.0 million in the third quarter of 2017. The improvement was driven by an improved gross margin rate on higher volume and lower selling and administrative expenses.

IT Transformation and Operational Independence

We made progress toward the completion and implementation of our fully independent information technology and operating systems platforms. At the end of the quarter, system architecture, coding and testing were substantially complete, and a large portion of the functionality had been put into production.  As expected, we successfully launched a small scale pilot of our new POS and ERP systems in a single Outlet distribution facility and the associated network of stores that are serviced by this facility. We are working to finalize a larger-scale deployment which we anticipate will continue throughout the remainder of this fiscal year.  During the quarter, we continued to expand our direct sourcing capabilities and completed several additional merchandise supply agreements with key suppliers.  We also entered into several non-merchandise agreements with various service providers that previously supported our business through our Services Agreement with Sears Holdings.  Selling and administrative expenses included $6.1 million of IT transformation investments in the third quarter of 2018 compared to $7.8 million in the third quarter of 2017. We do not expect significant IT build fees or systems development costs after the first quarter of our 2019 fiscal year.

Financial Position

We had cash and cash equivalents of $43.2 million as of November 3, 2018 and $14.0 million as of October 28, 2017. Unused borrowing capacity as of November 3, 2018 under the Senior ABL Facility was $32.0 million with $107.0 million drawn and $7.2 million of letters of credit outstanding. On February 16, 2018, the Company entered into a $40 million Term Loan Credit Agreement with Gordon Brothers Finance Company (the "Term Loan Agreement"). The Term Loan Agreement is secured by a second lien security interest (subordinate only to the liens securing the Senior ABL Facility) on substantially all the assets of the Company and its subsidiaries (the same assets as the assets securing the Senior ABL Facility). The proceeds of the $40 million loan under the Term Loan Agreement were used primarily to reduce borrowings under the Senior ABL Facility. For the third quarter of 2018, we funded ongoing operations with cash provided by operating activities. Our primary needs for liquidity are to fund inventory purchases, IT transformation investments, capital expenditures, and other general corporate needs including providing financial flexibility to deal with disruptions in our business caused by the Sears Holdings Chapter 11 bankruptcy proceedings.

In the third quarter of 2018 and until the Sears Holdings Chapter 11 bankruptcy filing, we continued our agreement with Sears Holdings whereby SHO paid Sears Holdings's invoices for merchandise and services on accelerated terms in exchange for cash discounts. The discounts we received for the accelerated payments, less incremental interest expense, resulted in a net financial benefit to the Company. Shortly before the bankruptcy filing, we reverted to our normal ten-day, no-discount payment terms and the Senior ABL Facility borrowings did not increase as of November 3, 2018 as a result of accelerated payments.

Total merchandise inventories were $297.6 million at November 3, 2018 compared to $354.8 million at October 28, 2017. Merchandise inventories declined $37.1 million and $20.1 million in Hometown and Outlet, respectively, from October 28, 2017. The decrease in Hometown was primarily due to store closures, in addition to efforts to reduce non-productive inventory. Outlet's decrease was primarily driven by new sourcing contracts that allow for improved flow of inventory of as-is appliances to match forecasted sales.

Comparable Store Sales

Comparable store sales include merchandise sales for all stores operating for a period of at least 12 full months, including remodeled and expanded stores but excluding store relocations and stores that have undergone format changes.  Comparable store sales include online transactions fulfilled and recorded by SHO and give effect to the change in the unshipped sales reserves recorded at the end of each reporting period.

Adjusted EBITDA

In addition to our net loss determined in accordance with generally accepted accounting principles ("GAAP"), for purposes of evaluating operating performance we also use adjusted earnings before interest, taxes, depreciation and amortization, or “adjusted EBITDA,” which excludes certain significant items as set forth and discussed below. Our management uses adjusted EBITDA, among other factors, for evaluating the operating performance of our business for comparable periods. Adjusted EBITDA should not be used by investors or other third parties as the sole basis for formulating investment decisions as it excludes a number of important cash and non-cash recurring items. Adjusted EBITDA should not be considered as a substitute for GAAP measurements.

While adjusted EBITDA is a non-GAAP measurement, we believe it is an important indicator of operating performance for investors because:

•	EBITDA excludes the effects of financing and investing activities by eliminating the effects of interest and depreciation and amortization costs; and

•
Other significant items, while periodically affecting our results, may vary significantly from period to period and may have a disproportionate effect in a given period, which affects comparability of results. These items may also include cash charges such as severance and IT transformation investments that make it difficult for investors to assess the Company's core operating performance.

The Company has undertaken an initiative on a limited number of occasions to accelerate the closing of under-performing stores in an effort to improve profitability and make the most productive use of capital. Under-performing stores are typically closed during the normal course of business at the termination of a lease or expiration of a franchise or dealer agreement and, as a result, do not have significant future lease, severance, or other non-recurring store-closing costs. When we close a significant number of stores or close them on an accelerated basis (closing prior to lease termination or expiration), the Company excludes the associated costs of the closings from adjusted EBITDA.

The following table presents a reconciliation of consolidated adjusted EBITDA to consolidated net loss, the most comparable GAAP measure, for each of the periods indicated:

	13 Weeks Ended		39 Weeks Ended
Thousands	November 3, 2018	October 28, 2017	November 3, 2018	October 28, 2017
Net loss	$(4,500)	$(10,933)	$(23,195)	$(61,813)
Income tax (benefit) expense	(594)	(437)	(140)	634
Other income	(93)	(194)	(349)	(744)
Interest expense	3,601	2,149	10,657	5,614
Operating loss	(1,586)	(9,415)	(13,027)	(56,309)
Depreciation and amortization	2,399	3,002	8,786	9,910
Gain on sale of assets	(1,358)	—	(1,358)	—
Provision for franchisee note losses, net of recoveries	2,923	119	2,911	5,820
IT transformation investments	6,076	7,799	18,317	25,517
Accelerated closure of under-performing stores	(1,093)	2,276	5,852	12,905
Adjusted EBITDA	$7,361	$3,781	$21,481	$(2,157)

The following table presents a reconciliation of our Hometown segment's adjusted EBITDA to operating loss, the most comparable GAAP measure for our Hometown segment, for each of the periods indicated:

	13 Weeks Ended		39 Weeks Ended
Thousands	November 3, 2018	October 28, 2017	November 3, 2018	October 28, 2017
Operating loss	$(8,591)	$(7,981)	$(33,070)	$(26,048)
Depreciation and amortization	1,173	1,175	4,379	3,920
Provision for franchisee note losses, net of recoveries	(38)	(74)	(149)	(108)
IT transformation investments	4,207	5,187	12,683	16,966
Accelerated closure of under-performing stores	(1,141)	2,448	6,111	5,836
Adjusted EBITDA	$(4,390)	$755	$(10,046)	$566

The following table presents a reconciliation of our Outlet segment's adjusted EBITDA to operating income (loss), the most comparable GAAP measure for our Outlet segment, for each of the periods indicated:

	13 Weeks Ended		39 Weeks Ended
Thousands	November 3, 2018	October 28, 2017	November 3, 2018	October 28, 2017
Operating income (loss)	$7,005	$(1,434)	$20,043	$(30,261)
Depreciation and amortization	1,226	1,827	4,407	5,990
Gain on sale of assets	(1,358)	—	(1,358)	—
Provision for franchisee note losses, net of recoveries	2,961	193	3,060	5,928
IT transformation investments	1,869	2,612	5,634	8,551
Accelerated closure of under-performing stores	48	(172)	(259)	7,069
Adjusted EBITDA	$11,751	$3,026	$31,527	$(2,723)

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING AND OTHER INFORMATION

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “forward-looking statements”). Statements preceded or followed by, or that otherwise include, the words “believes,” “expects,” “anticipates,” “intends,” “project,” “estimates,” “plans,” “forecast,” “is likely to,” and similar expressions or future or conditional verbs such as “will,” “may,” “would,” “should,” and “could” are generally forward-looking in nature and not historical facts. The forward-looking statements are subject to significant risks and uncertainties that may cause our actual results, performance, and achievements in the future to be materially different from the future results, future performance, and future achievements expressed or implied by the forward-looking statements. The forward-looking statements include, without limitation, information concerning our future financial performance, business strategies, plans, goals, beliefs, expectations, and objectives. The forward-looking statements are based upon the current beliefs and expectations of our management.

The following factors, among others, could (A) cause our actual results, performance, and achievements to differ materially from those expressed in the forward-looking statements, and one or more of the differences could have a material adverse effect on our overall ability to operate our businesses (especially our Hometown segment businesses, given their dependence on purchasing KENMORE® and CRAFTSMAN® branded merchandise and other merchandise from Sears Holdings in accordance with agreements between the Company and Sears Holdings or its subsidiaries (including all agreements between the Company and Sears Holdings or its subsidiaries, the "SHO-Sears Holdings Agreements")) and (B) have a material adverse effect on our results of operations, financial condition, liquidity, and cash flows (especially the Hometown businesses):

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The effects of the voluntary petitions of Sears Holdings and many of its subsidiaries seeking relief under Chapter 11 of the Bankruptcy Code (the “Sears Holdings Bankruptcy Proceedings”), and the effects of actions taken, or not taken, in the Sears Holdings Bankruptcy Proceedings, including the effects of the imposition of the “automatic stay” and the effects if Sears Holdings were to seek to reject one or more of the SHO-Sears Holdings Agreements (the Company believes that if Sears Holdings were to liquidate on a basis other than as a going concern the likelihood that Sears Holdings would seek to reject some or all of the SHO-Sears Holdings Agreements would increase);

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The willingness and ability of Sears Holdings, as a consequence of the Sears Holdings Bankruptcy Proceedings, to fulfill its contractual obligations to us especially if Sears Holdings's possible bankruptcy liquidation other than on a going-concern basis were to occur;

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As a result of the Sears Holdings Bankruptcy Proceedings, and especially if Sears Holdings's possible bankruptcy liquidation other than on a going-concern basis were to occur, (1) the Senior ABL Facility provides for significant lender discretion, such as the ability to reduce loan advance-rates (through the imposition of reserves against the Company’s borrowing base), which could reduce the amounts that the Company could borrow or require the Company to repay amounts already borrowed, (2) the lenders could assert that they have no obligation to extend to the Company additional loans on the basis that the Company has suffered a “Material Adverse Effect,” and (3) Sears Holdings’s rejection or termination of the specified "Separation Agreements" (which term is defined in the Senior ABL Facility to include specified SHO-Sears Holdings Agreements) would be an “Event of Default” under the Senior ABL Facility that would permit the lenders to accelerate and immediately call due all of the Company's outstanding loans;

•
As a result of the Sears Holdings Bankruptcy Proceedings, and especially if Sears Holdings's possible bankruptcy liquidation were to occur other than on a going-concern basis, (1) the Term Loan Agreement provides for significant lender discretion, such as the ability to increase reserves with respect to the Term Loan Agreement's borrowing base, which could require the establishment and maintenance of a reserve under, and thereby reduce the amounts that the Company could borrow under, the Senior ABL Facility, and could also require the Company to make a prepayment under the Term Loan Agreement, and (2) Sears Holdings’s rejection or termination of the Separation Agreements would be an “Event of Default” under the Term Loan Agreement that would permit the lender to accelerate and immediately call due the Company's outstanding loan under the Term Loan Agreement;

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The Official Committee of Unsecured Creditors appointed in the Sears Holdings Bankruptcy Proceedings is investigating transfers to ESL Investments, Inc. and its investment affiliates (which, based on publicly available information, together beneficially own 58.8% of our outstanding shares of common stock), among others, in connection with “Insider Transactions,” including the Separation, and the Restructuring Subcommittee of the Sears Holdings Board of Directors is investigating “Prepetition Related-Party Transactions,” including the Separation;

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Termination of the SHO-Sears Holdings Agreements (following rejection in the Sears Holdings Bankruptcy Proceedings or other termination) could require us to, among other things, find different service and product providers, possibly on short notice and even if we are able to find replacement products and services, these products and services may not be of the same type or quality as those which are currently provided by Sears Holdings;

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If we are forced to enter into new contracts for replacement products and services, the new contracts may have terms and conditions that are less favorable to us than those to which we are currently bound, and different products and services, especially if lower in quality and value, and potential increased costs from less favorable contract terms could materially and adversely affect our ability to do business and our financial performance;

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The possible perceptions of our vendors, suppliers, lenders under the Senior ABL Facility and the Term Loan Agreement, and customers that, as a result of the Sears Holdings Bankruptcy Proceedings and especially if Sears Holdings possible bankruptcy liquidation were to occur other than on a going-concern basis, the Company's ability to operate its businesses (especially the Company's Hometown segment businesses) has been materially and adversely affected;

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Our Amended and Restated Merchandising Agreement with Sears Holdings, pursuant to which we have rights to acquire merchandise branded with the Kenmore, Craftsman, and DIEHARD® marks (which marks are owned by, or licensed to, subsidiaries of Sears Holdings, together the "KCD Marks"), could be assumed by Sears Holdings in the Sears Holdings Bankruptcy Proceedings and assigned to one or more third parties that could decline to extend or renew, or upon renewal or extension materially modify to our material disadvantage, our rights under the Amended and Restated Merchandising Agreement;

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The Amended and Restated Merchandising Agreement provides that (1) if a third party that is not an affiliate of Sears Holdings acquires the rights to one or more (but less than all) of the KCD Marks Sears Holdings may terminate our rights to buy merchandise branded with any of the acquired KCD Marks and (2) if a third party that is not an affiliate of Sears Holdings acquires the rights to all of the KCD Marks Sears Holdings may terminate the Amended and Restated Merchandising Agreement in its entirety, over which events we have no control;

•	The sale by Sears Holdings and its subsidiaries to other retailers that compete with us on major home appliances and other products branded with one of the KCD Marks;

•	Our ability to offer merchandise and services that our customers want, including those under the KCD Marks;

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Sears Holdings announced that it would explore alternatives for its Kenmore, Craftsman, and Diehard businesses and further expand the presence of these brands and that it was continuing to explore alternatives for these businesses by evaluating potential partnerships or other transactions;

•	Sears Holdings completed its sale to Stanley Black & Decker, Inc. of Sears Holdings's Craftsman business, including the Craftsman brand name and related intellectual property rights;

•	The sale of Kenmore and Diehard products on Amazon.com;

•	Our ability to successfully manage our inventory levels and implement initiatives to improve inventory management and other capabilities;

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The fact that our past performance generally, as reflected on our historical financial statements, may not be indicative of our future performance as a result of, among other things, our continuing reliance on Sears Holdings for most products and services that are important to the successful operation of our business, and our potential need to rely on Sears Holdings for some products and services beyond the expiration, or earlier termination by Sears Holdings, of our agreements with Sears Holdings;

•	Competitive conditions in the retail industry;

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Worldwide economic conditions and business uncertainty, the availability of consumer and commercial credit, changes in consumer confidence, tastes, preferences and spending, and changes in vendor relationships;

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The willingness of Sears Holdings’s appliance, lawn and garden, tools, and other vendors to continue to supply to Sears Holdings on terms (including vendor-payment terms for Sears Holdings’s merchandise purchases) that are acceptable to it (which vendor-payment terms, we believe, are becoming, and in the future could continue to become, increasingly uneconomic for Sears Holdings) and to us;

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The willingness of Sears Holdings’s appliance, lawn and garden, tools, and other vendors to continue to pay to Sears Holdings merchandise-related subsidies and allowances and cash discounts (Sears Holdings is obligated to pay to a portion of these subsidies and allowances to us, and the amounts required to be paid to us declined significantly during the first three fiscal quarters of 2018);

•	Our ability to resolve, on commercially reasonable terms, future disputes with Sears Holdings regarding the material terms and conditions of our agreements with Sears Holdings;

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Our ability to establish information, merchandising, logistics, and other systems separate from Sears Holdings that would be necessary to ensure continuity of merchandise supplies and services for our businesses if, in connection with Sears Holdings’s possible bankruptcy liquidation or otherwise, vendors were to reduce, or cease, their merchandise sales to Sears Holdings or provide logistics and other services to Sears Holdings or if Sears Holdings were to reduce, or cease, its merchandise sales to us or reduce providing, or cease to provide, logistics and other services to us;

•	If Sears Holdings’s sales of major appliances and lawn and garden merchandise to its retail customers decline Sears Holdings’s sales to us of outlet-value merchandise could decline;

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Our ability to maintain an effective and productive business relationship with Sears Holdings, especially if future disputes were to arise with respect to the terms and conditions of our agreements with Sears Holdings;

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Most of our agreements related to the Separation and our continuing relationship with Sears Holdings were negotiated while we were a subsidiary of Sears Holdings (except for amendments agreed to after the Separation), and we may have received different terms from unaffiliated third parties (including with respect to merchandise-vendor and service-provider indemnification and defense for negligence claims and claims arising out of failure to comply with contractual obligations);

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Our reliance on Sears Holdings to provide computer systems to process transactions with our customers (including the point-of-sale system for the stores we operate and the stores that our independent dealers and independent franchisees operate, which point-of-sale system captures, among other things, credit-card information supplied by our customers) and others, quantify our results of operations, and manage our business (“SHO's SHC-Supplied Systems”);

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SHO's SHC-Supplied Systems could be subject to disruptions and data/security breaches (Sears Holdings announced during 2017 that its Kmart store payment-data systems had been infected with a malicious code and that the code had been removed and the event contained and during April 2018 Sears Holdings announced that one of its vendors that provides online support services to Sears and Kmart had notified Sears Holdings that the vendor had experienced a security incident during 2017 that involved unauthorized access to credit card information with respect to less than 100,000 Sears Holdings's customers), and Sears Holdings could be unwilling or unable to indemnify and defend us against third-party claims and other losses resulting from such disruptions and data/security breaches, which could have one or more material adverse effects on SHO;

•	Our ability to implement our IT transformation by the end of the first quarter of our 2019 fiscal year in accordance with our plans, expectations, current timetable, and anticipated cost;

•	Limitations and restrictions in the Senior ABL Facility and the Term Loan Agreement and their related agreements governing our indebtedness and our ability to service our indebtedness;

•	Competitors could continue to reduce their promotional pricing on new-in-box appliances, which could continue to adversely impact our sales of out-of-box appliances and associated margin;

•	Our ability to generate profitable sales of merchandise and services on our transactional ecommerce websites in the amounts we have planned to generate;

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Our ability to refinance the Senior ABL Facility (which will mature on the earliest of the following dates: (1) February 29, 2020; (2) six months prior to the expiration of the Separation Agreements unless they are extended to a date later than February 29, 2020 or are terminated on a basis reasonably satisfactory to the Senior ABL lenders; and (3) acceleration of the maturity date following an event of default in accordance with the Senior ABL Facility), our ability to refinance the Term Loan (which will mature on the earliest of (1) the maturity date specified in the Senior ABL Facility, (2) February 16, 2023, and (3) acceleration of the maturity date following an event of default in accordance with the Term Loan), and our ability to obtain additional financing on acceptable terms;

•	Our dependence on the ability and willingness of our independent dealers and independent franchisees to operate their stores profitably and in a manner consistent with our concepts and standards;

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Our ability to significantly reduce or eliminate the Hometown segment's negative adjusted EBITDA via our efforts to close unproductive Hometown segment stores and reduce the inventory, marketing, promotion, supply chain, and other expenses associated with these stores;

•	Our ability to sell profitably online all of our merchandise and services;

•	Our dependence on sources outside the U.S. for significant amounts of our merchandise inventories;

•	Fixed-asset impairment for long-lived assets;

•	Our ability to attract, motivate, and retain key executives and other employees;

•	Our ability to maintain effective internal controls as a publicly held company;

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Litigation and regulatory trends challenging various aspects of the franchisor-franchisee relationship could expand to challenge or adversely affect our relationships with our independent dealers and independent franchisees;

•	Low trading volume of our common stock due to limited liquidity or a lack of analyst coverage; and

•	The impact on our common stock and our overall performance as a result of our principal stockholder's ability to exert control over us.

The foregoing factors should not be understood as exhaustive and should be read in conjunction with "Cautionary Statements," "Risk Factors," and other disclosures that are included in (1) our Annual Report on Form 10-K for the fiscal year ended February 3, 2018, (2) our Quarterly Report on Form 10-Q for the fiscal quarter ended November 3, 2018 (including without limitation Note 1 to the Condensed Consolidated Financial Statements), and (3) our other filings with the Securities and Exchange Commission and other public announcements.

While we believe that our forecasts and assumptions are reasonable, we caution that actual results may differ materially. If one or more of the foregoing risks or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Consequently, actual events and results may vary significantly from those included in or contemplated or implied by our forward-looking statements. The forward-looking statements included in this news release are made only as of its date. We undertake no obligation to publicly update or review any forward-looking statement made by us or on our behalf, whether as a result of new information, future developments, subsequent events or circumstances, or otherwise, except as required by law.

About Sears Hometown and Outlet Stores, Inc.

Sears Hometown and Outlet Stores, Inc. is a national retailer primarily focused on selling appliances, hardware, tools and lawn and garden equipment. Our Hometown stores are designed to provide our customers with in-store and online access to a wide selection of national brands of appliances, tools, lawn and garden equipment, sporting goods and household goods, depending on the especially format. Our Outlet stores are designed to provide our customers with in-store and online access to new, one-of-a-kind, out-of-carton, discontinued, reconditioned, overstocked, and scratched and dented products across a broad assortment of merchandise categories, including appliances, lawn and garden equipment, apparel, mattresses, sporting goods and tools at prices that are significantly lower than list prices. As of November 3, 2018, we or our independent dealers and independent franchisees operated a total of 761 stores across 49 states as well as in Puerto Rico and Bermuda. Our principal executive offices are located at 5500 Trillium Boulevard, Suite 501, Hoffman Estates, Illinois 60192 and our telephone number is (847) 286-7000.
* * * * *

SEARS HOMETOWN AND OUTLET STORES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	13 Weeks Ended		39 Weeks Ended
Thousands, except per share amounts	November 3, 2018	October 28, 2017	November 3, 2018	October 28, 2017
NET SALES	$339,115	$385,959	$1,151,428	$1,324,177
COSTS AND EXPENSES
Cost of sales and occupancy	254,284	299,271	887,167	1,051,386
Selling and administrative	85,376	93,101	269,860	319,190
Depreciation and amortization	2,399	3,002	8,786	9,910
Gain on sale of assets	(1,358)	—	(1,358)	—
Total costs and expenses	340,701	395,374	1,164,455	1,380,486
Operating loss	(1,586)	(9,415)	(13,027)	(56,309)
Interest expense	(3,601)	(2,149)	(10,657)	(5,614)
Other income	93	194	349	744
Loss before income taxes	(5,094)	(11,370)	(23,335)	(61,179)
Income tax benefit (expense)	594	437	140	(634)
NET LOSS	$(4,500)	$(10,933)	$(23,195)	$(61,813)

NET LOSS PER COMMON SHARE ATTRIBUTABLE TO STOCKHOLDERS

Basic:	$(0.20)	$(0.48)	$(1.02)	$(2.72)
Diluted:	$(0.20)	$(0.48)	$(1.02)	$(2.72)

Basic weighted average common shares outstanding	22,702	22,702	22,702	22,702
Diluted weighted average common shares outstanding	22,702	22,702	22,702	22,702

SEARS HOMETOWN AND OUTLET STORES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

Thousands	November 3, 2018	October 28, 2017	February 3, 2018
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$43,150	$13,994	$10,402
Accounts and franchisee receivables, net	9,663	13,151	14,672
Merchandise inventories	297,606	354,825	336,294
Prepaid expenses and other current assets	7,749	9,777	7,131
Total current assets	358,168	391,747	368,499
PROPERTY AND EQUIPMENT, net	31,149	39,284	36,049
OTHER ASSETS, net	3,574	9,767	8,140
TOTAL ASSETS	$392,891	$440,798	$412,688
LIABILITIES
CURRENT LIABILITIES
Short-term borrowings	$107,000	$119,200	$137,900
Term Loan, net	38,847	—	—
Payable to Sears Holdings Corporation	21,706	26,114	28,082
Accounts payable	15,553	23,613	15,741
Other current liabilities	57,076	60,499	53,142
Total current liabilities	240,182	229,426	234,865
OTHER LONG-TERM LIABILITIES	2,484	2,589	2,284
TOTAL LIABILITIES	242,666	232,015	237,149
COMMITMENTS AND CONTINGENCIES (Note 10)
STOCKHOLDERS' EQUITY
TOTAL STOCKHOLDERS' EQUITY	150,225	208,783	175,539
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	392,891	440,798	412,688

SEARS HOMETOWN AND OUTLET STORES, INC.
SEGMENT RESULTS
(Unaudited)

	13 Weeks Ended November 3, 2018
Thousands	Hometown	Outlet	Total
Net sales
Appliances	$155,166	$106,295	$261,461
Lawn and garden	33,805	3,564	37,369
Tools	15,681	3,221	18,902
Other	8,039	13,344	21,383
Total	212,691	126,424	339,115
Costs and expenses
Cost of sales and occupancy	165,049	89,235	254,284
Selling and administrative	55,060	30,316	85,376
Depreciation and amortization	1,173	1,226	2,399
Gain on sale of assets	—	(1,358)	(1,358)
Total	221,282	119,419	340,701
Operating (loss) income	$(8,591)	$7,005	$(1,586)
Total assets	$281,048	$111,843	$392,891
Capital expenditures	$1,119	$371	$1,490

	13 Weeks Ended October 28, 2017
Thousands	Hometown	Outlet	Total
Net sales
Appliances	$188,591	$104,356	$292,947
Lawn and garden	40,315	4,804	45,119
Tools	20,575	3,167	23,742
Other	10,473	13,678	24,151
Total	259,954	126,005	385,959
Costs and expenses
Cost of sales and occupancy	202,473	96,798	299,271
Selling and administrative	64,287	28,814	93,101
Depreciation and amortization	1,175	1,827	3,002
Total	267,935	127,439	395,374
Operating loss	$(7,981)	$(1,434)	$(9,415)
Total assets	$298,859	$141,939	$440,798
Capital expenditures	$829	$1,567	$2,396

SEARS HOMETOWN AND OUTLET STORES, INC.
SEGMENT RESULTS
(Unaudited)

	39 Weeks Ended November 3, 2018
Thousands	Hometown	Outlet	Total
Net sales
Appliances	$526,820	$317,290	844,110
Lawn and garden	152,804	14,443	167,247
Tools	54,392	9,505	63,897
Other	35,616	40,558	76,174
Total	769,632	381,796	1,151,428
Costs and expenses
Cost of sales and occupancy	610,408	276,759	887,167
Selling and administrative	187,915	81,945	269,860
Depreciation and amortization	4,379	4,407	8,786
Gain on sale of assets	—	(1,358)	(1,358)
Total	802,702	361,753	1,164,455
Operating (loss) income	$(33,070)	$20,043	$(13,027)
Total assets	$281,048	$111,843	$392,891
Capital expenditures	$4,040	$1,065	$5,105

	39 Weeks Ended October 28, 2017
Thousands	Hometown	Outlet	Total
Net sales
Appliances	$608,830	$346,876	$955,706
Lawn and garden	185,115	16,096	201,211
Tools	70,398	10,433	80,831
Other	40,465	45,964	86,429
Total	904,808	419,369	1,324,177
Costs and expenses
Cost of sales and occupancy	712,473	338,913	1,051,386
Selling and administrative	214,463	104,727	319,190
Depreciation and amortization	3,920	5,990	9,910
Total	930,856	449,630	1,380,486
Operating loss	$(26,048)	$(30,261)	$(56,309)
Total assets	$298,859	$141,939	$440,798
Capital expenditures	$3,180	$3,857	$7,037